For investor information contact:
Heidi Flannery, Investor Relations
(510) 743-1718
investor@volterra.com

Volterra Raises Third Quarter Revenue and Earnings Expectations

FREMONT, Calif., September 10, 2009 — Volterra Semiconductor Corporation (Nasdaq: VLTR), a leading provider of high-performance analog and mixed-signal power management semiconductors, today provided an update on its third quarter financial guidance.

As a result of greater than expected demand for its differentiated integrated power products, Volterra now expects third quarter revenue to be approximately $29 to $30 million, up from the previous range of $25 to $28 million. Non-GAAP earnings per fully diluted share are now forecasted to be between $0.18 and $0.20 for the quarter, up from the previous range of $0.11 to $0.16.

Volterra executives will discuss this updated guidance as well as the company’s strategy for continued growth at Volterra’s 2009 Analyst Day today in New York from 8:00AM to 12:00PM Eastern time. Volterra’s presentations will be available live and, subsequently, on demand via the internet. The webcast link for investors to listen to management’s remarks can be found on the Investors section of the company’s website at www.volterra.com.

Investors should visit the site at least 10 minutes prior to the beginning of the scheduled presentation to register, download and install any necessary multimedia streaming software. The software plug-ins required for the live event can be either RealPlayer or Windows Media Player

About Volterra Semiconductor Corporation

Volterra Semiconductor Corporation, headquartered in Fremont, CA, designs, develops, and markets leading edge silicon solutions for low-voltage power delivery. The Company’s product portfolio is focused on advanced switching regulators for the computer, datacom, storage, and portable markets. Volterra operates as a fabless semiconductor company utilizing world-class foundries for silicon supply. The company is focused on creating products with high intellectual property content that match specific customer needs. For more information, please visit http://www.volterra.com.

Non-GAAP Financial Measures

Volterra provides all information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its financial results may be difficult if limited to reviewing only GAAP financial measures. Volterra’s management believes the non-GAAP information provided is useful to investors and other users of its financial information and its inclusion with our financial results is warranted for several reasons:

•	it can enhance the understanding of Volterra’s financial performance by adjusting for special, non-recurring items that may obscure results and trends in our core operating performance, particularly in reconciling differences between reported income and actual cash flows;

•	it can provide consistency in reviewing Volterra’s historical performance between periods, as well as allowing for better comparisons of Volterra’s performance with similar companies in Volterra’s industry;

•	it allows users to evaluate the results of the business using the same financial measures that management uses to evaluate and manage Volterra’s internal planning, budgeting and operations; and

•	it provides investors with additional information used by management, its board of directors and committees thereof, to determine management compensation.

Volterra’s management reports and uses calculations of (i) non-GAAP gross margin and non-GAAP gross margin as a percent of revenue, which represents gross margin excluding the effect of stock-based compensation; (ii) non-GAAP income from operations (and its components, non-GAAP research and development expense, non-GAAP selling, general, and administrative expense, non-GAAP total operating expenses, and including non-GAAP gross margin as indicated above) as well as non-GAAP operating margin as a percent of revenue which represent income from operations and its components excluding the effect of stock-based compensation and special items such as restructuring charges, net of tax; (iii) non-GAAP annual effective tax rate and the associated non-GAAP income tax expense, which represents the effective tax rate without the effect of stock-based compensation and income tax expense recalculated excluding the effect of stock-based compensation and special items on non-GAAP income before tax; and (iv) non-GAAP net income (and its components listed above), non-GAAP net margin as a percent of revenue, and non-GAAP diluted net income per share, which represents net income and diluted net income per share excluding the effect of stock-based compensation expense and special items such as the cumulative effect of accounting changes and restructuring charges, net of tax.

Investors should note that the non-GAAP financial measures used by Volterra may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. Whenever Volterra discloses such a non-GAAP financial measure, it provides a reconciliation of non-GAAP financial measures to what it believes to be the most closely applicable GAAP financial measure. A reconciliation of GAAP net income to non-GAAP net income is included in the financial statements portion of this release and at the Investors section of our website at www.volterra.com. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure. Volterra does not provide a non-GAAP reconciliation for non-GAAP estimates on a forward-looking basis, as it believes it is unable to provide a meaningful or accurate calculation or estimation of stock based compensation or income tax expenses or other special items without unreasonable effort.

Forward-Looking Statements:

This press release regarding preliminary financial guidance for the quarter ended September 30, 2009 contains forward-looking statements based on current expectations of Volterra. These forward-looking statements reflect the current views and assumptions of Volterra but are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: the estimates are subject to the Company completing its customary closing and review procedures following the end of the quarter, Volterra’s financial performance in the past has fluctuated, Volterra’s operating results have fluctuated in the past and may fluctuate in the future, and other factors detailed in Volterra’s filings with the Securities and Exchange Commission, including the annual report on Form 10-K filed on March 4, 2009 and the quarterly report on Form 10-Q filed on August 4, 2009. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Volterra undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.